Exhibit 107

Calculation of Filing Fee Table

FORM S-3

(Form Type)

enGene Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Shares, without par value	—	(1)	(2)	(2)	—	—
	Equity	Preferred Shares, without par value	—	(1)	(2)	(2)	—	—
	Debt	Debt Securities	—	(1)	(2)	(2)	—	—
	Other	Subscription Receipts	—	(1)	(2)	(2)	—	—
	Other	Warrants	—	(1)	(2)	(2)	—	—
	Other	Units	—	(1)	(2)	(2)	—	—
	Unallocated (Universal) Shelf	(1)	457(o)	(1)	(2)	$300,000,000	0.00015310	$45,930
Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amount					$300,000,000		$45,930
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$45,930

(1) There are being registered under this Registration Statement such indeterminate number of common shares, preferred shares, debt securities, subscription receipts, warrants, and units of enGene Holdings Inc. (the “Registrant”), and a combination of such securities, separately or as units, as may be sold by the Registrant from time to time, which collectively, shall have an initial maximum aggregate offering price not to exceed USD$300,000,000 (or its equivalent in any other currency used to denominate the securities). Pursuant to Rule 416 under the U.S. Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder include such indeterminate number of common shares, preferred shares, debt securities, subscription receipts, warrants, and units as may be issuable with respect to the securities being registered hereunder as a result of stock splits, stock dividends, or similar transactions. The proposed maximum aggregate offering price per security will be determined, from time to time, by the Registrant in connection with the sale of the securities under this Registration Statement..

(2) The proposed maximum aggregate offering price per class of security will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered under this Registration Statement and is not specified as to each class of security pursuant to Instruction 2.A.iii.b. to the Instructions to the Calculation of Filing Fee Tables and Related Disclosure on Form S-3 under the Securities Act.